Exhibit (a)(1)(I)

Stock Option Exchange Program Employee Information Presentation September 2017 ReWalk – More Than Walking 1

Disclaimer 2 This presentation relates to a stock option exchange program commenced by ReWalk Robotics Ltd. (“ReWalk” or the “Company”) on September 6, 2017. The Company has filed with the Securities and Exchange Commission (the “SEC”) and delivered to participants a Tender Offer Statement on Schedule TO, including a detailed “Offer to Exchange,” regarding this stock option exchange program. Employees and consultants eligible to participate in the stock option exchange program should read the Tender Offer Statement on Schedule TO, including the detailed “Offer to Exchange” and other related materials, because they contain important information about the stock option exchange program. In addition to our delivery of these written materials and other documents to eligible employees and consultants, these written materials and other documents, as filed with the SEC, are available free of charge on the SEC’s website at www.sec.gov .

Stock Option Exchange Program 3 Presentation Objective » The objective of this presentation is to communicate the key components of the Stock Option Exchange Program » Stock Option overview » Purpose of the Exchange Program » How the Exchange Program works » Participant Income Tax Consequences » Hypothetical gains » How to participate » Key Terms

Stock Option Overview 4 Philosophy and History » Broad - based equity ownership is a key component of ReWalk’s incentive and retention programs » ReWalk believes equity awards encourage employees to act like owners of the business by motivating employees to work towards long - term success and rewarding employees contributions by allowing them to benefit from stock price increases

0 5 10 15 20 25 30 35 40 Sep-14 Feb-15 Jul-15 Dec-15 May-16 Oct-16 Mar-17 Aug-17 RWLK - Historical stock price Stock Option Overview 5 Underwater Stock Options » The decline in RWLK’s stock price has left a large portion of outstanding employee stock options underwater » Underwater stock options currently have very low value, and provide less motivational and retention value than originally intended

Purpose of the Exchange Program 6 Reason for Exchange Program » Provide employees who hold eligible underwater stock options motivation to work toward ReWalk’s long - term success » Reward employee contributions by providing them with a new economic stake in the future of ReWalk with immediate value

How the Exchange Program Works 7 Employee Eligibility » The exchange program is a voluntary, one - time opportunity for eligible employees to surrender eligible stock options granted under the 2014 Incentive Compensation Plan in exchange for a smaller number of replacement Restricted Stock Units (“RSUs”) » You are an eligible employee if you are: » An employee of ReWalk (including ReWalk Robotics, Ltd., ReWalk Robotics, Inc., and ReWalk Robotics, GmbH.) and resident in the United States, Israel, Germany or the United Kingdom, who holds outstanding stock options, whether vested or unvested, with an exercise price of $6.35 or above » Employed by ReWalk on date of Tender Offer initiation when the exchange program begins and remain employed through the date the replacement RSUs are granted (the first trading day after the program ends) » Non - employee board members will not be eligible to participate » Former employees and retirees are not eligible » Consultants who provide services to ReWalk and meet the criteria above are also eligible to participate

How the Exchange Program Works 8 Terms and Conditions of the Replacement RSUs » Option Eligibility: Applies only to outstanding stock options that have an exercise price above the 52 - week high closing price of our shares ($6.35 as of September 6, 2017) » Launch Date: September 6, 2017 » Expiration Date: October 4, 2017 » This expiration date of the program might be extended until the company receives a ruling from the Israeli Tax Authority (ITA ). » Date of Grant: October 5, 2017, the first trading date following the expiration date » Replacement Award Type: RSU (Restricted Stock Unit) » Vesting of Replacement Award: Replacement RSUs will vest over a three - year period, with one - third (1/3) vesting on the first anniversary of the date of grant and one - third (1/3) on each of the next two successive anniversaries » Option Exchange: Eligible Holders will be able to choose which Eligible Options to exchange, although they must exchange all Eligible Options covered by a particular option grant (i.e. elections must be made on a grant - by - grant basis )

Stock Option Exchange Program 9 Participant Income Tax Consequences » Israel : » The Company has requested a ruling from the Israeli Tax Authority (ITA ) that the exchange will not result in a taxable event for the Israeli employees at the time of the exchange and that the taxable event will be postponed to the date of sale of the underlying ordinary shares. » On the date of the exchange two dates are recounted: » The mandatory 2 - year tax period for preferable 25% tax rate » Calculation of the 30 - day share price average for the portion that will be taxed as ordinary income. » We will update you regarding the tax ruling from the Israel Tax Authority promptly if and when we receive it, and may extend the exchange offer, if required by the tender offer rules, to allow holders subject to Israeli taxation to consider the tax ruling before they decide whether or not to participate in the exchange offer

Stock Option Exchange Program 10 Participant Income Tax Consequences » USA: » The exchange does not result in a taxable event for the employees » If the exchange offer is open for 30 days or more, Eligible Options that were intended to be incentive stock options (ISOs) will be considered “modified,” which will result in a deemed re - grant of such Eligible Options even if they were not exchanged, meaning the holding period would restart in order to obtain favorable income tax treatment » The exchange offer is currently set to expire 29 calendar days after launch (U.S. rules require that it be open at least 20 business days) » Vesting of RSU is a taxable event that triggers a Sell to Cover mechanism (see appendix for more information)

Stock Option Exchange Program 11 Participant Income Tax Consequences » Germany: » The exchange does not result in a taxable event for the employees » Vesting of RSU is a taxable event that triggers a Sell to Cover mechanism (see appendix for more information ) and may be subject to the “one - fifth” rule » United Kingdom: » The exchange does not result in a taxable event for the employees » Vesting of RSU is a taxable event that triggers a Sell to Cover mechanism (see appendix for more information ) » All participants: » Review the Offer to Exchange delivered to you for more information and consult your tax advisor

How the Exchange Program Works 12 Exchange Ratios » The number of replacement RSUs granted will depend on three factors: » The strike price of the options exchanged » The corresponding exchange ratio, and » The number of stock options surrendered » Any fractional shares will be rounded down » No partial exchange is allowed for a specific grant. For example if an employee holds a grant of options to purchase 100 ordinary shares that are eligible to participate, they many not choose to surrender only 50 stock options from that grant Exercise Price of Eligible Stock Options Exchange Ratio $6.80 to $11.00 3.50 to 1 $11.01 to $21.00 5.00 to 1

How the Exchange Program Works 13 Example » Employee currently has two option grants that are eligible for exchange » This example below illustrates the exchange of previous options granted for RSUs: » The replacement awards will be granted on the closing date of the tender offer and vest over a three - year period, with one - third (1/3) vesting on the one year anniversary of the closing of the tender offer and one - third (1/3) on each of the next two successive anniversaries Grant ID Eligible Options Exercise Price Exchange Ratio Replacement RSUs Grant 1 3,000 $20.77 5.00 to 1 600 Grant 2 3,500 $8.00 3.50 to 1 1,000 Total 6,500 1,600

How the Exchange Program Works 14 Example – Hypothetical Gains » The examples of hypothetical gains on the next few slides are subject to the following assumptions and qualifications » All stock options surrendered for exchange and replacement RSUs are fully vested and outstanding » The example utilizes the exchange ratios that have been determined for the exchange program

$- $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 Value of Stock Options vs Replacement RSUs - $8.00 options Value of Exchanged Stock Options Value of Replacement RSUs $- $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 Value of Stock Options vs Replacement RSUs - $20.77 options Value of Exchanged Stock Options Value of Replacement RSUs How the Exchange Program Works 15 Example – Hypothetical Gains » The cross - over point is the future stock price at which the value of the exchanged options and replacement awards are equal » At future stock prices below the cross - over point, the replacement RSUs are more valuable » At future stock prices above the cross - over point, the options would be more valuable » The chart below illustrates a $25.96 cross - over point for the example employee’s $20.77 option grant and a $11.20 cross - over point for the $8.00 option grant

How the Exchange Program Works 16 Example » Employee currently has two option grants that are eligible for exchange » This example below illustrates the exchange of previous options granted for RSUs: » The replacement awards will be granted on the closing date of the TO and vest over a three - year period, with one - third (1/3) vesting on the one year anniversary of the closing of the TO and one - third (1/3) on each of the next two successive anniversaries Grant ID Eligible Options Exercise Price Exchange Ratio Replacement RSUs Cross - over Point Grant 1 3,000 $20.77 5.00 to 1 600 $25.96 Grant 2 3,500 $8.00 3.50 to 1 1,000 $11.20 Total / Wtd Avg 6,500 $13.89 1,600 $14.74

Participation in the Exchange Program 17 How to Participate » Provide employees who hold eligible underwater stock options motivation to work towards ReWalk’s long - term success » To validly surrender Eligible Options for exchange, you must complete, sign and deliver the “Notice of Election” that will be provided in a separate email. The deadline for ReWalk’s receipt of this is no later than 4:59pm Eastern Time, on October 4, 2017 (or such later date if the expiration date of exchange offer is extended) » Information required: » Grant number (reference the Tamir Fishman website for your specific grant number) » Grant date » Number of shares underlying the option grant (must surrender entire grant) » Exercise price » You must complete, sign and date the Notice of Election and deliver it to prior to the deadline to Judy Kula if you reside in the US, or Moran Perelman if you reside in Israel, Germany or the United Kingdom, using the instructions in the Offer to Exchange.

Stock Option Exchange Program 18 Key Terms • Cross - Over Point : for a particular outstanding stock option grant that is eligible to be exchanged, is the price of RWLK stock at which potential gains from the eligible outstanding option grant and the replacement award grant are approximately equal • Eligible Stock Options : those outstanding stock options granted before start of the exchange period and expiring after the end of the exchange period held by eligible participants • Exchange : to surrender eligible stock options and receive a lesser number of replacement RSUs under this offer • Exercising : to purchase the underlying shares of stock at the strike price, regardless of the current market price • Outstanding : previously granted stock options that have not been fully exercised or cancelled • Replacement RSUs : refers to new RSUs that participating employees will receive upon surrendering their eligible outstanding stock option grants • Stock Options : the right to buy shares of RWLK stock at a set price (also known as the “Strike Price”) for a specified period of time • Strike Price : the price at which RWLK stock can be purchased by exercising a stock option • Underwater : when the exercise price of a stock option is higher than the current market price of RWLK stock • Vesting : the period of continuous service that gives you the right to receive your award over a period of time

Stock Option Exchange Program 19 Sell to Cover – example • US, German and U.K. tax authorities are treating the vesting of RSUs as a taxable event and the company will also typically have a tax withholding obligation • Example – employee has 10,000 RSUs vesting over 4 years 25%, grant date is January 1, 20XX • On January 1, 20X1 vesting event occurs and 2,500 shares are issued to the employees account. • Share price on the vesting date is $2.00 • This vesting event constitutes a taxable event in the US, Germany, and United Kingdom • The taxable income is $2.00 * 2,500 = $5,000 • The Company calculates the employee tax rate for this income = 30% for this example • Tax to be paid is $1,500 • Instead of deducting the tax out of the employee salary we instruct Tamir Fishman to sell shares in the open market for a total of $ 1,500. In our example let’s assume it is 750 shares • The employee will see on his account 2,500 shares vested and 1,750 shares held • Tamir Fishman has an automatic e - mail being sent to employees once a sell to cover transaction occurs .